Exhibit 99.1

Vivint Smart Home Names Scott Hardy as Chief Operating Officer

PROVO, Utah (Dec. 19, 2016) – Vivint Smart Home, one of the leading smart home services providers in North America, today announced the appointment of Scott Hardy as chief operating officer. Hardy will be responsible for the customer-facing operations of the company, including customer care, monitoring, field service and business analytics.

Hardy had been serving as senior vice president of inside sales at Vivint for the past two years, where he led customer acquisition through the company’s digital marketing, inside sales, retail and partner channels. Under Hardy’s leadership, his 300-person team doubled the volume of sales through these channels, while decreasing acquisition costs. Hardy joined Vivint in 2013 as the vice president of business analytics.

“Scott has demonstrated great leadership and success in driving the growth of our business,” said Alex Dunn, president of Vivint Smart Home. “His customer-centric approach will be critical in continuing to deliver a great experience to all our customers as we accelerate our growth.”

Before joining Vivint, Hardy was a principal at the Cicero Group, LP, a consulting and market research firm, where he led the firm’s strategy consulting practice. He also spent several years as at McKinsey & Company and Monitor Group, where he focused on sales, marketing and operational improvement projects for several Fortune 500 companies. Scott has led operating divisions of other companies, including Cisco where he was a director of product management and an early member of the company’s TelePresence cloud business unit. He also spent several years in general management and marketing roles for Tandberg and NCH Partsmaster Europe.

“Vivint is an incredible company that is transforming the smart home industry,” said Hardy. “I’m excited to work with our leadership team to deliver outstanding service to our rapidly growing customer base.”

Hardy earned his bachelor’s degree in economics from Brigham Young University and his MBA from Harvard Business School.

About Vivint Smart Home

Vivint Smart Home is a leading provider of smart home services in North America. As the only vertically integrated smart home company, Vivint delivers its integrated platform and products with in-home consultation, professional installation and support delivered by its Smart Home Pros, as well as 24-7 customer care and monitoring. Dedicated to redefining the home experience with intelligent products and services, Vivint serves more than one million customers throughout the U.S. and Canada. For more information, visit www.vivint.com.